[LETTERHEAD OF THE WELLCARE MANAGEMENT GROUP, INC.]

December 1, 1998

Mr. Craig S. Dupont
41 Chew St.
North Haven, CT 06516

Dear Mr. Dupont

     I am writing to confirm the terms of your employment by The WellCare Management Group, Inc. ("WellCare" or the "Company") as Chief Financial Officer, effective May 1, 1998.

     1. Your employment by WellCare is "at-will" and may be terminated by either you or WellCare at any time, for any reason subject to the terms and conditions contained in this Agreement, including but not limited to those set forth in paragraph 4. In the event that you exercise your rights under this paragraph 1 to terminate your employment, you shall provide one hundred and ninety (90) days prior written notice to the Company. You will abide by and be subject to all WellCare policies and procedures, including those contained in the WellCare Employee Manual as may be amended from time to time at the sole discretion of WellCare.

     2. Your base salary will be $150,000 per annum payable in periodic installments in accordance with WellCare's regular payroll practices. Your base salary will be reviewed annually by the Compensation Committee of the Board of Directors of WellCare and any change in such salary shall be within the sole discretion of the Compensation Committee. You will devote your full time and best efforts to your work for WellCare.

     3. You will report to the President and/or Chief Executive Officer of the Company or such other persons of appropriate rank and authority as WellCare may designate.

     4. In the event that you are terminated without cause (as defined in paragraph 6 below) on or before May 15, 2000 (during the first two years of employment), you shall receive an amount equal to six (6) months' base salary payable in the same periodic installments as your base salary was paid during your employment. Any payments made to you pursuant to this paragraph are contingent upon your execution of appropriate waivers and releases required of you by WellCare at that time. If your employment is terminated, whether by the Company or by you, for any reasons other than that described in this paragraph 4, you shall have no right to receive any compensation or benefit hereunder on and after the effective date of termination other than (i) base salary earned and accrued on and after the effective date of termination; (ii) benefits, vacation, and options earned and accrued prior to the effective date of termination, subject to terms of the plans applicable thereto.


     5. For purposes of this letter agreement, "cause" means (i) indictment for a felony, dishonesty, breach of trust for unethical business conduct, or any crime involving the business of

Craig S. Dupont December 1, 1998 Page 1 i:\legal\hr\dupont.fin the Company; (ii) violation of Company policy or procedure; (iii) in the performance of your duties hereunder or otherwise to the detriment of the company, you engage in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, (E) embezzlement or (F) theft; (iv) you disobey the directions of your supervisor or otherwise fail to meet the reasonable performance standards required of your position as determined by the Company or its President and/or CEO; (v) you breach this Agreement in any respect and fail to cure the breach within thirty (30) days of written notice by WellCare; (vi) you are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, the commission of any theft, embezzlement, fraud, or any other act of dishonesty involving any other person; or (vii) engage in any act that is materially damaging or detrimental to the Company business or reputation of the Company.

     6. Subject to the approval of, the Company's Compensation Committee, WellCare shall grant in your favor, Incentive Stock Options ("ISOs") to purchase 50,000 shares of the Company's stock at $1.91 per share the market price of the Common Stock on May 13, 1998. The ISOs herein described shall vest and be exercisable as follows: (i) ten thousand (10,000) shares on May 13, 1998 (date of grant); (ii) ten thousand (10,000) shares on May 13, 1999; (iii) ten thousand (10,000) shares on May 13, 2000; (iv) ten thousand (10,000) shares on May 13, 2001; (v) ten thousand (10,000) shares on May 13, 2002. The term of ISOs shall be 5 years.

     In the event of a Change of Control (as defined in Exhibit A) during your employment, the unvested portion of the ISOs shall automatically accelerate and you shall have the right to exercise all or any portion of the same. Upon termination of your employment with WellCare, the unvested portion of the subject options shall automatically terminate. You may exercise your options to the extent then exercisable during the term of your employment and for three (3) months thereafter, but in no event after April 30, 2003. You will be required to sign WellCare's standard Option Agreement (copy attached).

     7. You will be eligible for a car allowance and/or reimbursement for expenses in connection with the use of the vehicle in accordance with WellCare policy applicable to other similarly situated employees, as may be amended from time to time at the sole discretion of WellCare.

     8. You will be eligible to participate in Company-sponsored employee benefit plans as such are available to other employees of similar rank and authority in accordance with the benefit plans rules, subject to the Company's right to amend and/or terminate such plans in its sole discretion. Effective January 1, 1999, in lieu of the WellCare Connecticut Point of Service Plan, WellCare will reimburse you the cost of family health insurance coverage up to the amount of family coverage under the WellCare of Connecticut Plan.


     9. All confidential information that you now possess, may obtain during or after your employment with WellCare or may create during your employment with WellCare, and all other information relating to the business of WellCare or of any other affiliated entity of WellCare, shall not be published by you, disclosed or made accessible by you to any other person, firm, corporation, or entity or otherwise used by you either during or after your employment, except, during your employment, in the business of and for the benefit of WellCare. You shall return all tangible evidence of such confidential information, and other information relating to the business of WellCare or of any affiliated entity of WellCare prior to or after termination of employment hereunder.

     10. The Company will pay for the actual cost of moving your personal belongings, i.e. furniture, etc., from your present home in West Haven, Connecticut to Kingston, New York. The Company will receive at least two bids for the actual cost of relocation and the same will be subject to the approval by the Company, which will not unreasonably withhold consent. Additionally, for a period of four months from the date of your commencement of employment and subject to reasonable prior approval of WellCare, the Company shall reimburse you for the actual rent paid by you to your existing landlord should you be responsible for the payment of rent after vacating your existing apartment and pending the termination of the balance of the term of the subject lease, which WellCare understands terminates August or September 1998. In the event that you voluntarily resign within six months of your commencement of employment., you will be required to reimburse the Company for all relocation costs it has incurred.

     11. The "Restricted Period" means during the term of your employment by the Company and if you shall cease to be an employee of the Company prior to a Change in Control (as defined in Exhibit A), during the six (6) months following the date upon which your employment with the Company terminated. During and after the Restricted Period, you agree to provide the Company, upon its reasonable request for same, with assurances that you are not, directly or indirectly, disclosing or using any confidential or proprietary information of the Company, except for the sole benefit of the Company.

     You, whether as employee, partner, joint venturer, officer, director, manager, consultant, advisor, owner (direct or indirect) of more than one percent (1%) of the stock or equity interest of a corporation or other entity, shall not, during the Restricted Period engage directly of indirectly in, or permit any entity controlled by you to engage directly or indirectly in, any managed health care or health insurance business or venture (including, without limitation, a self-insured employer, insurer, employee welfare benefit plan, a health service corporation or other managed care payor organization, a health maintenance organization, preferred provider organization, physician-hospital organization or provider organization or network, a third-party administrator, an independent practice association, a health care alliance, a hospital or other health care facility, or another individual or entiry that, directly or indirectly, provides finances, manages or administers health care services) in the current or "filed" service areas of WellCare of New York, Inc. or WellCare of Connecticut, Inc. without the advanced written consent of the Company.

     During the Restricted Period, you shall not, directly or indirectly, solicit or induce, attempt to induce any employee, supplier, supplier, vendor, customer, and/or client of the Company to terminate, reduce or materially alter their relationship with, or otherwise cease negotiations and/or business activity with the Company.

     You shall not publish any statement or make any statement under circumstances reasonably likely to become public that is critical to the Company, or in any way adversely affecting or otherwise maligning the reputation of the Company.

     The restrictions contained in paragraph 11 are necessary for the protection of the trade secrets, proprietary information and contractual relationships of the Company, all of which Employee acknowledges has been or may be disclosed to Employee while in the Company's employ, and are considered by Employee to be reasonable for such purpose. You agree that any breach of this paragraph shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, you agree that you shall forfeit your right to receive the balance of any compensation due you which is not yet earned and accrued under this offer letter (whether it be in the form of salary, benefits, expenses or vacations), and in addition to any other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     If any court determined that any covenant in this offer letter is unenforceable because of the duration of geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in is reduced form, such provision shall than be enforceable and shall be enforced.

     12. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, written or oral, including that certain memorandum from Jerry L. Kay to you dated April 26, 1998.

     13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

     I would be grateful if you would indicate your agreement to these arrangements by signing below.


                                        Very truly yours,

                                        /s/ Robert W. Morey, Jr.
                                        -------------------------------
                                            Robert W. Morey, Jr.


Agreed :/s/ Craig S. Dupont
        -------------------
            Craig S. Dupont

Date:   December 1, 1998
        -------------------

                EXHIBIT A TO CRAIG S. DUPONT EMPLOYMENT AGREEMENT
           WITH THE WELLCARE MANAGEMENT GROUP, INC. (THE "AGREEMENT")


     For purposes hereof, a "Change of Control" of the Company shall mean such time as:

          a. AnyPerson or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Principal Shareholders or The 1818 Fund II, L.P., is or becomes the beneficial owner, directly or indirectly, of outstanding shares of capital stock of the Company, entitling such Person or Persons to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of shareholders of the Company (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Securities Exchange Commission under the Exchange
     Act);

          b. A majority of the Board shall consist of Persons other than Continuing Directors. The term "Continuing Director" shall mean any member of the Board on May 15, 1998 and any other member of the Board who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board;

          c. The shareholders of the Company shall have approved a recapitalization, reorganization, merger, consolidation or similar transaction, in each case, with respect to which all or substantially all the Persons who were the respective beneficial owners of the outstanding shares of capital stock of the Company immediately prior to such recapitalization, reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of capital stock of the Company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction;

          d. The shareholders of the Company shall have approved of the sale or other disposition of all or substantially all the assets of the Company in one transaction or in a series of related transactions;

          e. Immediately after any merger, consolidation, recapitalization or similar transaction, the Principal Shareholders (A) shall have increased the aggregate percentage of the outstanding shares of capital stock of the Company they beneficially own, directly or indirectly, by 10% of such outstanding shares of capital stock or more (or if the entity surviving such transaction is a corporation, the Principal Shareholders' ownership in the new entity shall have increased by 10% or more of their aggregate percentage of ownership of the Company immediately prior to the transaction) and (B) shall be the beneficial owners directly or indirectly, of outstanding shares of stock of the Company (or any Person surviving such transaction) entitling them collectively to exercise 50% or more of the total voting power of shares of capital stock of the Company (or the surviving Person in such transaction) and, in anticipation of, in connection with or as a result of, such transaction, the Company (or such surviving Person) shall have incurred or issued additional Indebtedness such that the total Indebtedness so incurred or issued equals at least 50% of the consideration payable in such transaction; provided, however, that any such transaction shall not be considered a Change of Control if the holders of Notes shall have participated therein on no less than a pari passu basis (assuming conversion of all such holders' Notes into Conversion Shares) with the Principal Shareholders;

          f. The shareholders of the Company approve any transaction (or if no such approval is required, upon the occurrence of any transaction) the result of which is that the Common Stock shall no longer be required to be registered under Section 12 of the Exchange Act and that the holders of shares of Common Stock do not receive common stock of the Person surviving such transaction that is required to be registered under Section 12 of the Exchange Act; or

          g. The Company ceases to be the beneficial owner, directly or indirectly, of the outstanding shares of capital stock of WellCare of New York, Inc., entitling the Company to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent of the shareholders of WellCare of New York, Inc.

     For purposes of this Agreement (a) "Conversion Shares" shall mean the Common Stock issued or issuable upon the conversion of the Notes; (b) "Indebtedness" shall mean as to any Person (i) all obligations of such Person for borrowed money (including without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps and similar agreements under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (viii) any contingent obligation of the foregoing; (c) "Notes" shall mean the 8.0% Subordinated Convertible Notes due December 31, 2002 of the Company; (d) "Person" shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature; and (e) "Principal Shareholders" shall mean Edward A. Ullmann and Robert
W. Morey.